Exhibit 99.1

NEWS RELEASE

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Finalizes Second Quarter Tax Rate

2005 Outlook Revised Upward

FULLERTON, California, August 9, 2005 - Beckman Coulter, Inc. (NYSE:BEC) announced today that its second quarter 2005 tax rate was 14.6%, instead of 26.2% reported in its July 22, 2005 unaudited earnings release, raising quarterly earnings from $0.73 to $0.85 per diluted share.  This tax rate change is reflected in the company’s Form 10-Q filed today and resulted from on-going analysis of the effects of shifting to more operating-type leases and associated changes in the geographic mix of incomes.

Based on a projected full year 2005 tax rate of approximately 22%, the company now expects that the shift in its customer leasing policy toward more operating-type leases will lower the year’s earnings per diluted share by $0.35 to $0.50 versus $0.50 to $0.70 previously announced.  Consequently, the company is increasing its 2005 earnings outlook to a range of $2.75 to $3.05 per diluted share.  The earnings outlook for the third quarter 2005 is between $0.48 and $0.61 per diluted share.  These outlooks are before any special charges or restructuring.  Over time, as income increases from operating-type lease payments, particularly in the U.S., it is anticipated that the company’s total tax rate will increase as well.

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This press release contains forward-looking statements regarding the company’s outlook for taxes, earnings and earnings per share. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. These factors are described in the Company’s report on Form 8-K dated July 22, 2005 as well as its other SEC filings.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2004 annual sales of $2.4 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

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